SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

[ ]  Preliminary Proxy Statement
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     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                 IA Global, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        Copies of all communications to:

                              Kevin J. Lavin, Esq.
                                 Arnold & Porter
                          1600 Tysons Blvd., Suite 900
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

                         [Letterhead of IA Global, Inc.]

                          550 N. REO STREET, SUITE 300
                                 TAMPA, FL 33609

Dear Stockholder:

         You are cordially invited to attend the 2006 Annual Meeting of Stockholders of IA Global, Inc., which will be held at Caesars Palace in Las Vegas, Nevada on June 9, 2006, at 2:00 p.m. local time.

         We have provided details of the business to be conducted at the 2006 Annual Meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

         Your participation is important, regardless of the number of shares that you own. In order for us to have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

         We look forward to seeing you at the meeting.


                                        Sincerely,


                                        /s/ Mark Scott
                                        Secretary

                                 IA GLOBAL, INC.
                          550 N. REO STREET, SUITE 300
                                 TAMPA, FL 33609

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 9, 2006

To the Stockholders of
     IA Global, Inc.:

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IA Global, Inc., a Delaware corporation (the "Company"), will be held on Friday, June 9, 2006, at 2:00 p.m., local time, at Caesars Palace in Las Vegas, Nevada for the following purposes:

         1.  To elect four directors to serve for the ensuing year.

         2. To transact such other business as may properly come before the meeting.

         Our board of directors has set May 5, 2006 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the ten days prior to the Annual Meeting, between the hours of 9 a.m. and 5 p.m., PDT, at the offices of the Company at 550 N. Reo Street, Suite 300, Tampa, FL 33609. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.

         All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.


                                        /s/ Mark Scott
                                        Mark Scott
                                        Secretary

Tampa, Florida

March 17, 2006

IT IS IMPORTANT THAT YOU COMPLETE AND
RETURN THE ENCLOSED PROXY CARD PROMPTLY.

                                 IA GLOBAL, INC.
                          550 N. REO STREET, SUITE 300
                                 TAMPA, FL 33609
                             ______________________

                                 PROXY STATEMENT
                             ______________________

                                  INTRODUCTION

         This Proxy Statement is being mailed on or about May 8, 2006 to all stockholders of record of IA Global, Inc. at the close of business on May 5, 2006, (the "record date") in connection with the solicitation by the board of directors of proxies for the annual meeting of stockholders to be held at Caesars Palace in Las Vegas, Nevada on Friday, June 9, 2006 at 2:00 p.m., local time.

SOLICITATION OF PROXIES

         Proxies will be solicited by mail, and we will pay all expenses of preparing and soliciting such proxies. We have also arranged for reimbursement, at the rate suggested by The American Stock Exchange LLC ("AMEX"), of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Our directors, officers and employees may also solicit proxies but such persons will not be specifically compensated for such services.

         All proxies properly executed and received by the persons designated as proxy will be voted on all matters presented at the annual meeting in accordance with the specific instructions of the person executing such proxy or, in the absence of specified instructions, will be voted for the named nominees to the board of directors and in favor of each of the proposals set forth in the notice to the annual meeting.

         The board of directors does not know of any other matter that may be brought before the annual meeting but, in the event that any other matter should come before the annual meeting, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

MANNER OF VOTING

         Stockholders may vote their proxies by mail. Stockholders who hold their shares through a bank or broker can also vote via the Internet if this option is offered by the bank or broker. Any stockholder may revoke his proxy, whether he votes by mail or the Internet, at any time before the annual meeting by written notice to such effect received by us at the address set forth above,
Attn: Corporate Secretary, by delivery of a subsequently dated proxy or by attending the annual meeting and voting in person.

         All persons or entities that held shares of our common stock on the record date can attend the annual meeting. If your shares are held through a broker and you would like to attend the annual meeting, please bring a copy of your brokerage account statement or an omnibus proxy (which can be obtained from your broker) and you will be permitted to attend the annual meeting.

VOTE REQUIRED

         The total number of shares of our common stock outstanding as of the Record date was 108,165,157. The total number of shares of common stock eligible to vote is 108,165,157. The common stock is the only class of our securities entitled to vote, each share being entitled to one vote. Only stockholders of record as of the close of business on the record date will be entitled to vote.

         A majority of the shares of our common stock outstanding and entitled to vote, or 54,082,579 shares, must be present at the annual meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

         The Company has issued convertible notes totaling $3,750,000. The notes provide for a conversion price of $.30 per share, or 12,500,018 shares, until June 28, 2008, with an automatic conversion on June 28, 2008 at a 25% discount based on the trailing five day price prior to June 28, 2008. The coupon rate is 7.5% per annum payable in cash at the earlier of the conversion date or June 28, 2008 and the notes have no voting rights.

         Directors will be elected by a plurality of the votes at the annual meeting, which means that the five nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. Approval of each other matter will require the affirmative vote of a majority of the votes cast thereon.

VOTE OF CONTROLLING STOCKHOLDERS

         Inter Asset Japan LBO No. 1 Fund ("IAJ LBO Fund"), PBAA Fund Ltd. ("PBAA"), Terra Firma Fund Ltd. ("Terra Firma"), Inter Asset Japan Co. Ltd. ("IAJ"), Hiroki Isobe and Kyo Nagae (together, our "Controlling Stockholders") collectively hold approximately 76.9% of the aggregate votes that may be cast at the annual meeting, excluding 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and 12,500,018 shares issuable upon exercise of $3,750,000 of convertible promissory notes. Our Controlling Stockholders stated in a Schedule 13D filed with the Securities and Exchange Commission ("SEC") on February 9, 2006, and have subsequently confirmed orally, that they may be deemed to constitute a "group" for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Isobe and Mr. Nagae control each of our Controlling Stockholders.

         OUR CONTROLLING STOCKHOLDERS HAVE ADVISED US THAT THEY INTEND TO VOTE IN FAVOR OF ALL OF THE PROPOSALS TO BE SUBMITTED TO THE STOCKHOLDERS AT THE ANNUAL MEETING. WE ARE NOT SEEKING A SEPARATE STOCKHOLDER VOTE BY NON-INTERESTED STOCKHOLDERS ON THE PROPOSALS TO BE SUBMITTED TO THE STOCKHOLDERS AT THE ANNUAL MEETING.

         We have provided additional information regarding transactions we have undertaken with related parties under the heading "Certain Transactions" on page 16 of this Proxy Statement.

ABSTENTIONS AND BROKER NONVOTES

         Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the annual meeting and will have the same effect as a vote AGAINST each of such proposals. "Broker nonvotes" are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes will not be counted for purposes of determining whether any other proposal presented at the annual meeting is approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of our common stock as of the record date by:

         o  each director;
         o each person known by us to own beneficially 5% or more of our common stock;
         o each officer named in the summary compensation table elsewhere in this report; and
         o  all directors and executive officers as a group.

         The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

         Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner of more than 5% of common stock is IA Global. Inc., 550 N. Reo Street, Suite 300, Tampa, Florida 33609.

                                                  Number        Percent
                                                ----------      -------
Directors and Officers

Hideki Anan ..............................       9,159,976        8.5%
Raymond Christinson ......................           3,500         -
Hiroyuki Ejima ...........................         515,000        0.5%
Jun Kumamoto .............................               -         -
Eric La Cara .............................           4,500         -
Kyo Nagae ................................       1,500,000        1.4%
Mark Scott ...............................         100,000        0.1%
                                                ----------       ----
Total  Directors and Officers
as a Group (7 total) .....................      11,282,976       10.4%
                                                ==========       ====

The symbol - means less than 1%.

                                                  Number        Percent
                                                ----------      -------
Greater Than 5% Ownership

Inter Asset Japan Co., Ltd-

Inter Asset Japan LBO No. 1 Fund .........      29,733,146       27.5% (2)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

PBAA Fund, Ltd. ..........................      28,604,152       26.4% (2)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Terra Firma Fund , Ltd. ..................      13,100,000       12.1% (2)
Woodbourne Hall
PO Box 3162
Road Town, Tortola
British Virgin Islands

Inter Asset Japan Co. Ltd. ...............       5,836,355        5.4% (2)
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

Hiroki Isobe .............................       4,426,772        4.1% (1)(2)(3)
Inter Asset Japan Co. Ltd.
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan

Kyo Nagae ................................       1,500,000        1.4% (1)(2)
Inter Asset Japan Co. Ltd.
35F Atago Green Hills Mori Tower
2-5-1 Atago, Minato-Ku
Tokyo, 105-6235 Japan
                                                ----------       ----
                                                83,200,425       76.9%
                                                ==========       ====

Hideki Anan ..............................       9,159,976        8.5%
Nishi-Shinjuku Showa Building 11F
1-13-12 Nishi-Shinjuku, Shinjuku-ku
Tokyo, 106-0023, Japan

(1) Reflects the shares beneficially owned by IAJ, IAJ LBO No. 1, PBAA, Terra Firma, Hiroki Isobe and Kyo Nagae. These entities stated in a Schedule 13D filed with the SEC on February 9, 2006 and have subsequently confirmed orally, that they may be deemed to constitute a "group" for the purposes of Rule 13d-3 under the Exchange Act. Mr. Hiroki Isobe and Kyo Nagae, control each of IAJ, IAJ LBO Fund, PBAA and Terra Firma.

(2) Although IAJ, IAJ LBO Fund, PBAA, Terra Firma, Hiroki Isobe and Kyo Nagae stated in a Schedule 13D filed with the SEC on February 9, 2006, that they may be deemed to constitute a "group" for the purposes of Rule 13d-3 under the Exchange Act, each entity stated in such schedule that it had sole voting and dispositive power with respect to all of the shares reported on the Schedule 13D.

(3) Excludes 811,285 shares held by GMB Holdings Ltd and other shareholders for which Mr. Isobe has investment and signing authority.

                                   PROPOSAL 1

         It is proposed to elect four directors to hold office for terms of one year and until their successors shall be elected and shall qualify. At the annual meeting, the persons named in the enclosed form of proxy will vote the shares covered thereby for the election of the nominees named below to the board of directors unless instructed to the contrary. Each nominee is currently a director of our Company.

                                                   PRINCIPAL OCCUPATION AND BUSINESS                      DIRECTOR
      NAME OF NOMINEE         AGE                EXPERIENCE DURING THE PAST FIVE YEARS                     SINCE
      ---------------         ---                -------------------------------------                     -----
Mark Scott                    53    Mark Scott serves as President, Chief Financial Officer and            2004
Other Executive Officer             Director the IA Global. Mr. Scott has served as President since
                                    August 1, 2005, a Director since January, 2004 and Chief Financial
                                    Officer since October, 2003 Previously, he was Executive Vice
                                    President-Finance and Chief Financial Officer of Digital Lightwave
                                    from 2002-2003. Mr. Scott was Chief Financial Officer of Network
                                    Access Solutions from 2001-2002. Previously, Mr. Scott was Vice
                                    President of Finance and Chief Financial Officer of Teltronics,
                                    Inc. from 1997-2001. Prior thereto, Mr. Scott held senior
                                    financial positions in Protel, Inc., Crystals International, Inc.,
                                    Ranks Hovis McDougall, LLP, and Brittania Sportswear and was
                                    employed by Arthur Andersen & Company. As a member of the National
                                    Association of Corporate Directors he became certified as a corporate director.

Raymond Christinson           35    Raymond Christinson has been a Director of Japan Business              2002(1,2,3)
Non-Management Director             Consultants Co., Ltd since 2004. He has been a Director of
                                    Intermedia Entertainment Co., Ltd. since 2001 resigning this post in 2004. He served as a Manager of Y's International Co., Ltd.
                                    from 1995 to 2001 and as a Director and Chief Operating Officer
                                    from 1999 to 2001.

Jun Kumamoto                  38    Jun Kumamoto has been an associate professor at Tokai University       2003(1,2,3)
Non-Management Director             since April 2002, and at the Graduate School of Business (MBA)
                                    Nihon University since April, 2005, teaching marketing and consumer behavior. Prior thereto and from April 1995, Mr. Kumamoto was a research associate at the Institute of Administrative
                                    Management, Ministry of Internal Affairs and Communications.

Eric La Cara                  34    Eric La Cara brings to our Company nine years of financial             2004(1,2,3)
Non-Management Director             management and consulting experience in Japan. Mr. La Cara serves as Managing Director of Aviso Group Inc., which provides back office support, including accounting and taxation functions, to foreign-owed companies operating in Japan. He is charged with developing Aviso's overall operations, using the business and technical skills he has acquired during his professional career in
                                    Japan. Previously, Mr. La Cara was Finance Manager of Synopsys in
                                    Tokyo, the world leader in semiconductor design software, with total worldwide revenues of more than $1 billion. As manager of the accounting department, he directed the firm's payroll, accounting, taxation, credit and invoicing functions, with a focus on streamlining these functions to maximize efficiency and enhance customer support. A native of Canada, Mr. La Cara received his MBA in Finance from McGill University. As a member of the National
                                    Association of Corporate Directors he became certified as a corporate director.

(1) Member of the audit committee.
(2) Member of the compensation committee.
(3) Member of the nominating committee.

COMMUNICATION WITH THE BOARD OF DIRECTORS OR MEMBERS THEREOF

         We do not have a formal procedure for stockholder communication with our board of directors. In general, our directors are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the board of directors, or for any individual member or members of the board, can be directed to our President and Chief Financial Officer with a request to forward the same to the intended recipient. Alternatively, shareholders can direct correspondence to the board of directors, or any of its members, in care of the Company at 550
N. Reo Street, Suite 300, Tampa, FL 33609. The Company will direct the correspondence to the director. All such communications will be forwarded to the intended recipient unopened.

ATTENDANCE BY MEMBERS OF THE BOARD OF DIRECTORS AT THE ANNUAL MEETING OF STOCKHOLDERS

         Although the board of directors does not have a formal policy regarding attendance by the members of the board of directors at the annual meeting of the Company, all members of the board of directors are requested to attend the annual meeting of stockholders, and all directors attended the June 3, 2005 meeting.

BOARD MEETINGS AND COMMITTEES

         During 2005, the board of directors held sixteen meetings and acted four times by unanimous written consent. All of the directors standing for reelection attended at least 75% of the aggregate number of meetings.

         During 2005, the audit committee consisted of three directors, Eric La Cara, Raymond Christinson and Jun Kumamoto, all of whom are independent directors and met seventeen times. The audit committee also meets the independence standards set forth in Section 803 of AMEX's "Company Guide". The committee operates under a written charter, which is available on the company's website located at www.iagloblinc.com. As more fully described in its charter, the functions of the audit committee include the following:

         o  the appointment of independent auditors;

         o review the arrangements for and scope of the audit by independent auditors;

         o  review the independence of the independent auditors;

         o consider the adequacy and effectiveness of the system of internal accounting and financial controls and review any proposed corrective actions;

         o review and monitor our policies regarding business ethics and conflicts of interest;

         o discuss with management and the independent auditors our draft quarterly interim and annual financial statements and key accounting and reporting matters; and

         o review the activities and recommendations of our accounting department.

         During 2005, the compensation committee consisted of three directors, Raymond Christinson, Jun Kumamoto, and Eric La Cara all of whom are independent non-employee directors and met nine times. The compensation committee has the authority to evaluate Company officers, to administer the 1999 and 2000 stock option plans and to review and make recommendations to the board of directors with respect to the non-performance based compensation of our executive officers. The compensation committee has the authority to review and approve the performance based compensation of our executive officers.

         During 2005, the nominating committee consisted of three directors, Raymond Christinson, Jun Kumamoto and Eric La Cara, all of whom are independent directors and met two times. The nominating committee also meets the independence standards set forth in Section 804 of the AMEX's "Company Guide". The committee operates under a written charter, which is available on the Company's website at www.iaglobalinc.com. As more fully described in its charter, the functions of the nominating committee include the following:

         o The committee shall assist the board in identifying individuals qualified to become board members, and recommend to the board the nominees for election as directors at the next annual meeting of shareholders;

         o develop and recommend to the board the corporate governance guidelines applicable to the Company;

         o serve in an advisory capacity to the board and chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of the Company and the conduct of board activities.

         The nominating committee will review all director candidates in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered as follows:

         A stockholder requesting that a recommendation be reviewed by the nominating committee should submit such information as the stockholder deems pertinent for service on the board, such as age, experience and skills, and any other information required to be disclosed in a proxy statement regarding the prospect. This information must be accompanied by the prospective candidate's written consent to serve on the board of directors if nominated and elected. This information should be received by the secretary of the Company at 550 N. Reo Street, Suite 300, Tampa, FL 33609 by October 1, 2006 if you wish to have the prospective candidate considered for the 2007 annual meeting of stockholders.

         After conducting an initial evaluation of a candidate, the committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the nominating committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board that candidate's election.

         The nominating committee evaluates candidates taking into account their individual skills and characteristics relative to the skills and characteristics of the current board as a whole. Factors considered include diversity, age and such skills (e.g., an understanding of appropriate technologies, work experience relevant to the Company's businesses, knowledge and experience in Japan and decision-making ability) as are suited to the Company's and the board's needs at the time. Currently, the nominating committee has no minimum skills requirement for its members. However, members of the Company's nominating committee must meet the standards set forth in Section 1 of the Nominations and Governance Committee Charter, which is available on the Company's website at www.iaglobalinc.com. Such standards include, but are not limited to, members being able and willing to represent the shareholders' short and long term economic interests, and being able to contribute to the evaluation of the existing management of the Company, if so requested.

         There is no representative of our 5% shareholders.

COMPENSATION OF DIRECTORS

         Our independent non-employee directors are compensated at a base rate of $1,700 per month. In addition, they are paid $500-$1,000 per month, depending upon the committee, for committee chairmanship. In addition, directors are paid $600 per day for translation and other consulting services.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES HEREIN.

                             AUDIT COMMITTEE REPORT

         The audit committee, which is composed of three independent directors (Eric La Cara, Raymond Christinson and Jun Kumamoto), operates under a written charter adopted by the board of directors. Among its functions, the committee recommends to the board of directors the selection of independent auditors.

         Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls, and the independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee's responsibility is to oversee the financial reporting process on behalf of the board of directors and to report the result of their activities to the board of directors.

         In this context, the committee has met and held discussions with management and the independent auditors. Management represented to the committee that our financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the financial statements with management and the independent auditors. The committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The independent auditors also provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors their independence and considered the compatibility of permissible non-audit services with the auditors' independence.

         Based upon the committee's discussion with management and the independent auditors and the committee's review of the representation of management and the report of the independent auditors to the committee, and relying thereon, the committee recommended that the board of directors include the audited financial statements in our Annual Report on Form 10-K for the years ended December 31, 2005 and 2004 as filed with the SEC.

                                      Audit Committee of the Board of Directors,
                                      Eric La Cara, Chairman
                                      Raymond Christinson
                                      Jun Kumamoto

         In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

                              INDEPENDENT AUDITORS

         The Board has appointed Sherb & Co., LLP as our independent auditors for the 2005 fiscal year. Audit services provided by them during fiscal year 2005 included an audit of our financial statements. They reviewed our annual report on Form 10-K filed with the SEC and certain other filings that we made with the SEC. They have unrestricted access to the board of directors and to the audit committee to discuss audit findings and other financial matters.

         Radin, Glass & Co., LLP, our previous auditors, prepared our tax returns and reviewed certain other filings that we made with the SEC.

         Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are:

                                                        2005              2004
                                                      --------          --------
Audit Fees .................................          $ 98,000          $ 42,924
Audit-Related Fees .........................            22,250            65,360
Tax Fees ...................................             6,000             6,797
All Other Fees .............................            36,400           145,970
                                                      --------          --------
                                                      $162,650          $261,051
                                                      ========          ========

         Representatives of Sherb & Co., LLP are expected to be in attendance at the Annual Meeting.

         All services provided by our independent auditors in 2005 were pre-approved by the audit committee. The audit committee is required to pre-approve all audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the independent auditor's independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

                             EXECUTIVE COMPENSATION

         The following table sets forth information relating to the compensation paid in 2005, 2004 and 2003 to our Chief Executive Officer and the other executive officers ("the Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                      AWARDS(4)
                                                                          ---------------------------------
                                             ANNUAL COMPENSATION             NUMBER OF
                                      --------------------------------      SECURITIES
      NAME AND                                             OTHER ANNUAL     UNDERLYING       ALL OTHER
 PRINCIPAL POSITION            YEAR    SALARY     BONUS    COMPENSATION   OPTIONS/SARs(3)   COMPENSATION(5)
 ------------------            ----   --------   -------   ------------   ---------------   ---------------
Mark Scott                     2005   $172,500   $50,000       $0              100,000         $ 36,499
President and                  2004   $157,730   $20,250       $0              600,000         $  9,951
Chief Financial Officer (2)    2003   $ 35,311   $     0       $0                    0         $      0


Alan Margerison,               2005   $ 35,025   $     0       $0           (1,000,000)        $ 12,800
Former President and Chief     2004   $ 59,828   $     0       $0                    0         $      0
Executive Officer (1)          2003   $ 60,000   $     0       $0            3,000,000         $      0

Hiroyuki Ejima                 2005   $272,727   $     0       $0                    0         $545,400
Chief Executive Officer,       2004   $202,745   $     0       $0            1,450,000         $184,314
Rex Tokyo Co Ltd (5)(6)

Hideki Anan                    2005   $159,939   $     0       $0              500,000         $      0
Chief Executive Officer,
Global Hotline, Inc. (7)

Kyo Nagae                      2005   $ 84,540   $     0       $0              350,000         $      0
Chief Financial Officer,
Global Hotline, Inc. (7)

(1) Commenced as President and Chief Executive Officer, effective October 18, 2002. During the period from October 18, 2002 to December 31, 2002, Mr. Margerison was compensated by, and for his services to, Inter Asset Japan Co. Ltd., an affiliate of the controlling stockholder of our Company. We entered into an employment agreement with Mr. Margerison on February 3, 2003. Mr. Margerison resigned August 1, 2005. See below "--Employment Agreements."

(2) Commenced as Chief Financial Officer, effective October 2, 2003. Promoted to President and Chief Financial Officer on August 1, 2005. We entered into an employment agreement with Mr. Scott on January 12, 2004 and amended this agreement on November 19, 2004, May 16, 2005, October 12, 2005 and
    February 14, 2006. See below "--Employment Agreements."

(3) The Company has not granted any SAR'S.

(4) The Company does not have any restricted stock awards or LTIP payments.

(5) Mr. Scott includes $11,947 in fringe benefit programs and $24,552 for a Company paid apartment in Tokyo, Japan. For Mr. Ejima, during approximately 1998, Rex Tokyo agreed to pay monthly 5,000,000 Yen or approximately $45,450 or $545,400 at current exchange rates to a majority-owned company of the CEO of Rex Tokyo for assigning the distribution rights for certain lock products for Tokyo, Japan to Rex Tokyo. This distribution agreement assignment is ongoing and resulted in 2005 sales of approximately $2,950,000 at current exchange rates.

(6) Rex Tokyo was acquired March 18, 2004.

(7) Global Hotline was acquired June 15, 2005.

Stock Option Grants In the Last Fiscal Year

Below is a table setting forth the benefits or amounts to be received or allocated to each of the named executive officers during 2005:

                              NEW PLAN BENEFITS (1)
                                                                                              Potential Realizable Value
                           No. of        % of Total                              Exercise     At Assumed Annual Rates of
                         Securities        Options                                 Price      Stock Price Appreciation
                         Underlying      Granted In      Grant     Expiration  ($ Per Share)      For Option Term (3)
Name and Position      Options Granted   Fiscal Year     Date         Date          (2)           5% ($)      10% ($)
---------------------  ---------------   -----------   ---------   ----------  -------------  --------------------------
                     IA Global, Inc. 2000 Stock Option Plan

Mark Scott,
President and CFO      (4)  100,000          5.2%       8/1/2005    8/1/2015       0.26           40,335       61,307
                            -------         -----

Hideki Anan,
CEO of Global Hotline  (4)  500,000         25.9%      6/23/2005   6/23/2015       0.20          155,133      235,795
                            -------         -----

Kyo Nagae,
CFO of Global Hotline  (4)  350,000         18.1%      6/23/2005   6/23/2015       0.20          108,593      165,056
                            -------         -----

Executive Officers          950,000         49.2%
                            -------         -----

(1) The Company has not granted any SAR'S.

(2) All options granted under the IA Global, Inc. 2000 Stock Option Plans were granted with an exercise price equal to the fair market value on the respective grant date.

(3) As required by SEC rules, these columns show potential gains that may exist for the respective options, assuming that the market price for IA Globe's common stock appreciates from the date of grant to the end of the option terms at the annual rates of 5% and 10%, respectively. These numbers are not estimates of IA Globe's future stock price performance and are not necessarily indicative of IA Globe's future stock price performance. If the price of IA Global's common stock does not increase above the exercise price, no value will be realizable from these options.

(4) Stock option grants vest quarterly over three years.

The following table shows all stock options exercised by the named executive officers and the number of shares and the value of options they hold as of December 31, 2005:

                           Aggravated Option Exercises In Last Fiscal Year
                                  and Fiscal Year-End Option Values
                                            Number of Securities           Value of Unexercised
                  Shares                   Underlying Unexercised         In-the-Money Options at
                 Acquired    Value     Options at Fiscal Year-End (#)     Fiscal Year-End ($) (2)
                    On      Realized   ------------------------------   ---------------------------
     Name        Exercise   ($) (1)     Exercisable     Unexercisable   Exercisable   Unexercisable
--------------   --------   --------   -------------    -------------   -----------   -------------
Mark Scott          -          -          225,000          475,000         11,833         22,167

Hiroyuki Ejima      -          -          500,000          950,000         12,667         26,333

Hideki Anan         -          -           83,334          416,666          1,667          8,333

Kyo Nagae           -          -           58,333          291,667          1,167          5,833

(1) The value equals the difference between the option exercise price and the fair market value of IA Global's common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2) The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of IA Global's common stock on December 30, 2005 (the last trading day for the fiscal year ended December 31, 2005), multiplied by the number of shares underlying the options. The closing price of IA Global's common stock on December 31, 2005, as reported on the American Stock Exchange, was $.32 per share.

EMPLOYMENT AGREEMENTS

         On February 3, 2003, we entered into an employment agreement with Alan Margerison to serve, for a term of three years, as our President and Chief Executive Officer at an annual base salary of $60,000 and eligibility to receive compensation, including options, at the discretion of our compensation committee. On August 1, 2005, Mr. Margerison terminated his employment agreement and forfeited 1,000,000 stock options of the 2,000,000 stock options granted to him on June 15, 2003 at an exercise price $.20 per share.

         On January 12, 2004, the Company entered into an employment agreement with Mark Scott to serve as Chief Financial Officer, initially for a term of two years at an annual salary of $150,000. Mr. Scott and the Company have entered into amendments to this original employment agreement on November 19, 2004, May 16, 2005, August 3, 2005, October 12, 2005 and February 14, 2006. Under his employment agreement, as amended to date, Mr. Scott serves as President and Chief Financial Officer for a three year term commencing October 12, 2005. Mr. Scott receives an annual salary of $183,000, and is eligible to receive other compensation, including options, bonuses and benefits, at the discretion of the Company's compensation committee. Mr. Scott's 2006 bonus program provides for up to $50,000 in bonuses based on the achievement of certain specified targets. Mr. Scott's employment agreement requires him to provide nine months notice prior to terminating his employment and provides Mr. Scott with nine months severance in the event that Mr. Scott is terminated by the Company without cause. Mr. Scott's employment agreement contains provisions for confidentiality for the term of the agreement and thereafter. Mr. Scott works full time for the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such common stock with the SEC, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with us, we believe that during 2004 such reporting persons complied with the filing requirements of said Section 16(a)except for Alan Margerison, who was late on two Form 4's, Hiroyuki Ejima, who was late on one Form 3 and three Form 4's and Inter Asset Japan Co Ltd and affiliates, who were late on four Form 13D's. These late filings inadvertent and the required filings has since been made.

                          COMPENSATION COMMITTEE REPORT

         The compensation committee is composed of three independent directors (Raymond Christinson, Jun Kumamoto and Eric La Cara). The goal of the committee is to develop compensation policies and practices that encourage and reward executive efforts to create stockholder value through achievement of corporate objectives, business strategies and performance goals. This is accomplished by blending cash and equity compensation and by aligning the interests of executives with those of stockholders generally.

         The committee recommends to the board compensation for the Company's officers and directors and oversees the administration of the 1999 and 2000 stock option plans. All decisions of the committee relating to the compensation of the Company's executive officers are reviewed and approved by the entire board.

         The committee reviewed the compensation of the Chief Executive Officer and President and other Company officers that was paid in 2005 and, based upon this review and a review of compensation arrangements for senior executives at similar development stage companies, recommended the approval of the amendments to the employment agreements for Mr. Scott that are described in this Proxy Statement. In addition, the committee reviewed the stock option grants under the 1999 and 2000 stock option plans to employees of the Company, and taking into account the development stage of the Company and similar stock option grants for companies at a comparable stage of development, recommended approval of the stock option grants to the Company's executives that are described in this Proxy Statement under "Executive Compensation" below.

COMPONENTS OF EXECUTIVE COMPENSATION BASE SALARY. Base salaries for the Company's executive officers are determined by evaluating the responsibilities required for the position held, individual experience and breadth of knowledge, and by reference to the competitive marketplace for management talent.

STOCK AWARDS. To promote our long-term objectives, all directors, officers and employees of the Company are eligible for grants of stock options. The stock option awards are made to directors, officers and employees pursuant to our stock option plans described above, in the form of incentive stock options for employees and non-qualified stock options for non-employees and to non-employee directors. Stock options represent rights to purchase shares of common stock in varying amounts pursuant to a vesting schedule determined by the compensation committee or the full board at a price per share specified in the option grant, which may be less than the fair market value on the date of the grant under certain circumstances when non-qualified options are awarded. Stock options expire at the conclusion of a fixed term (generally 10 years). Since the stock options may grow in value over time, these components of our compensation plan are designed to reward performance over a sustained period and to enhance stockholder value through the achievement of corporate objectives. We intend that these awards will strengthen the focus of our directors, officers and employees on managing the Company from the perspective of a person with an equity stake in the Company. The number of options granted to a particular employee is based on the position, level, competitive market data and annual performance assessment of each employee.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes limitations upon the federal income tax deductibility of compensation paid to our chief executive officer and to each of our other four most highly compensated executive officers. Under these limitations, we may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such officer does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by our stockholders). Based on our current compensation plans and policies and proposed regulations interpreting the Internal Revenue Code, the Company and the compensation committee believe that, for the near future, there is not a significant risk that we will lose any significant tax deduction for executive compensation. Our compensation plans and policies will be modified to ensure full deductibility of executive compensation if the Company and the compensation committee determine that such an action is in our best interests.

                               Compensation Committee of the Board of Directors, Raymond Christinson, Chairman
                               Jun Kumamoto
                               Eric La Cara

                                         Performance Graph
                               Comparison of Cumulative Total Return
            Among IA Global, Inc., the AMEX Composite Index and the AMEX Internet Index
2005                   12/31/2000   12/31/2001   12/31/2002   12/31/2003   12/31/2004   12/31/2005
                       ----------   ----------   ----------   ----------   ----------   ----------
IA Global, Inc.         $ 100.00     $ 141.94     $  25.81     $  87.10     $ 125.81     $ 103.23

AMEX Composite Index    $ 100.00     $  94.41     $  91.83     $ 130.72     $ 159.77     $ 195.94

AMEX Internet Index     $ 100.00     $  52.20     $  29.68     $  51.38     $  62.14     $  62.94

The above assumes that $100 was invested in the common stock and each index on December 31, 2000. Although the Company has not declared a dividend on its common stock, the total return for each index assumes the reinvestment of dividends. Stockholder returns over the periods presented should not be considered indicative of future returns. The foregoing table shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS WITH IAJ

         Mr. Isobe and Mr. Nagae control each of IAJ, IAJ LBO Fund, PBAA and Terra Firma. There are no other affiliations between officers and directors and IAJ affiliated companies.

         In order to help you understand the various transactions that are described in this section of our Proxy Statement, the following table provides details on the affiliated parties owned or controlled by each of our Controlling Stockholders and certain other entities that are relevant for purposes of understanding the related party transactions that have taken place:

Ownership:

Inter Asset Japan LBO No. 1 Fund owns:  IA Global, Inc.................27.5%

PBAA Fund Ltd. owns:                    IA Global, Inc.................26.4%

Terra Firma Fund Ltd. owns:             IA Global, Inc.................12.1%

Inter Asset Japan Co., Ltd. owns:       IA Global, Inc..................5.4%

IA Global, Inc. owns:                   Rex Tokyo Co. Ltd..............60.5%
                                        Global Hotline, Inc...........100.0% (2)
                                        IA Global Acquisition Co........0.0% (1)

Mr. Hiroki Isobe owns:                  IA Global, Inc..................4.1%

Mr. Kyo Nagae owns:                     IA Global, Inc..................1.4%

Rex Tokyo Co Ltd.                       Colloboration Co Ltd..........100.0% (3)
                                        Double R, Inc. ...............100.0% (4)

Global Hotline, Inc.                    Inforidge Co Ltd..............100.0%
                                        IA Partners Co Ltd............100.0%

(1) Sold to Innovative Computing Group, Inc. on July 1, 2005. Increased to 100% on June 27, 2005.

(2) Acquired June 15, 2005.

(3) Formed March 25, 2005.

(4) Formed June 17, 2005.

$1,500,000 CONVERTIBLE NOTE

         On March 21, 2004, PBAA, an affiliate of the Company's majority shareholder, invested an additional $1.5 million into the Company in a private placement transaction. Under the financing terms, the Company issued a $1.5 million convertible note, convertible into 5 million shares of our common stock by July 31, 2004, representing a conversion price per share of $0.30, which was the fair-market value of the trailing five-day average closing price of our common stock prior to March 5, 2004, the date PBAA committed to make the investment. The conversion price was at market value and an allocation was not required for a beneficial conversion feature under EITF 98-5 or EITF 00-27.

         On June 18, 2004, the Company announced that it had reached agreement with PBAA to convert the $1,500,000 note, plus accrued interest of approximately $20,000, into 5,065,037 shares of its common stock in accordance with the terms of the note.

$1,130,000 FINANCING

         On November 10, 2004, the Company announced that PBAA, IAJ and Mr. Isobe have collectively invested an additional $1,130,000 into the Company in a private placement transaction. The Company will use the proceeds from this financing to accelerate the development of the Rex Tokyo business and for general corporate purposes. This financing will also increase stockholders' equity which is required in order for the Company to maintain its AMEX listing.

         Under the financing terms, 4,448,820 shares of common stock were issued at a price per share of $0.254, which was the fair-market value of the trailing five-day average closing price prior to November 8, 2004, the date the investors committed to make the investment.

GLOBAL HOTLINE, INC.

         The Company acquired its 100% ownership from Mr. Hideki Anan (67%), Mr. Kyo Nagae (10%)and Mr. Hiroki Isobe (23%) on June 15, 2005. Mr. Anan, who has remained as Chief Executive Officer of Global Hotline, is an experienced Japanese telecommunications executive. Mr. Isobe is affiliated with our majority shareholders. In addition, IAJ, a party related to Mr. Isobe and the majority shareholder of the Company, loaned the Company 65,000,000 Yen and guaranteed the rent on the two Global Hotline offices. The loan was unsecured, accrues interest at 3.5% and is due in various installments thru December 31, 2005. On September 13, 2005, Global Hotline repaid the 65,000,000 Yen note payable.

$3,750,000 CONVERTIBLE DEBENTURES

         The Company received subscriptions for $3,750,000 principal amount of Convertible Debentures from thirty four private Japanese investors. The terms of the convertible debentures provide for a conversion price of $.30 per share, or 12,500,018 shares, until June 28, 2008, with an automatic conversion on June 28, 2008 at a 25% discount based on the trailing five day price prior to June 28, 2008. The coupon rate is 7.5% per annum payable in cash at the earlier of the conversion date or June 28, 2008. The Company has filed a registration statement covering the shares issuable upon conversion. JPB (Switzerland) A.G., a party affiliated with our majority shareholder, advised the Company on the transaction and was paid a $267,000 fee upon funding.

SALE OF TIMOTHY WORLD

         On August 16, 2005, Rex Tokyo entered into a Sale of Shares Agreement with IAJ, a party affiliated with our majority shareholder. Under the agreement, Rex Tokyo sold its 60% interest in Timothy World to IAJ in exchange for 6,000,000 Yen or approximately $55,000 in cash at closing. In addition, an inter-company loan owed by Timothy World to Rex Tokyo, in the amount of 97,867,000 Yen or approximately $866,000 will be paid in installments starting September 2005 and ending December 2007. To date, the payments have not been made and the Company is negotiating with IAJ to obtain the payments. There is no guarantee that the payments will be made.

$3,394,000 NOTES RECEIVABLE WITH GMB INTERNATIONAL INC.

         On September 30, 2005, Global Hotline. entered into a Senior Secured Promissory Note of 300,000,000 Yen or approximately $2,698,000 at current exchange rates with GMB International, Inc. (GMB"), a party affiliated with our majority shareholder.

         The loan includes a repayment of 150,000,000 Yen on October 7, 2005 and the remaining 150,000,000 Yen plus interest at 3.5% on October 30, 2005. The loan also provides for an earlier payment on certain events of default. On October 7, 2005, 150,000,000 Yen was repaid. On November 4, 2005, the Company entered into an Amendment to the Senior Secured Promissory Note which modified the payment schedule. On November 15, 2005, 110,000,000 Yen was paid. On December 11, 2005, the Company entered into an Amendment to the Senior Secured Promissory Note which modified the payment schedule.

         In December, 2005, Global Hotline loaned 360,000,000 Yen to GMB. This increased the total amounts due from GMB to 400,000,000 Yen or approximately $3,394,000 at current exchange rates. GMB repaid 200,000,000 Yen on January 13, 2006 and the balance scheduled for payment by January 31, 2006 has not been paid. The Company is negotiating with GMB to obtain the payments. The loan was unsecured.

KYO NAGAE RELATIONSHIP WITH IAJ

         In January, 2006 Mr. Kyo Nagae, Chief Financial Officer of Global Hotline, became President of IAJ and IAJ LBO Fund.

REX TOKYO DISTRIBUTION AGREEMENT WITH HIROYUKI EJIMA

         In 1998, Rex Tokyo agreed to pay monthly 5,000,000 Yen or approximately $45,450 at current exchange rates to a majority-owned company of the CEO of Rex Tokyo for assigning the distribution rights for certain lock products for Tokyo, Japan to Rex Tokyo. This distribution agreement assignment is ongoing and resulted in 2005 sales of approximately $2,950,000 at current exchange rates.

                                  ANNUAL REPORT

         WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF IA GLOBAL, INC., 550 N. REO STREET, SUITE 300, TAMPA, FLORIDA 33609. THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

                           2007 STOCKHOLDER PROPOSALS

         Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals for the 2007 annual meeting of stockholders to be eligible for inclusion in our proxy statement, they must be received by our Secretary at our principal executive offices on or before January 15, 2007. Notice to the Company of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by the Company after February 28, 2007 and the persons named in the proxies solicited by the Company's board of directors for its 2007 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which the does not receive a timely notice. Such proposals should be submitted by certified mail, return receipt requested.

By Order of the Board of Directors,

/s/ Mark Scott

Mark Scott
President and Chief Financial Officer